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                                                                    Exhibit 21.1


LIST OF SUBSIDIARIES

Innovative Tech Systems, Inc. of Delaware *

Micro Computer Company, Inc. of Delaware

Innovative Tech Systems, Inc. of Canada



* - Subsidiary was merged into the Parent as of January 31, 1998.